SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            IVES HEALTH COMPANY, INC.
             (Exact name of registrant as specified in its charter)


             Oklahoma                                    73-1430235
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)


                           817 North J.M. Davis Blvd.
                               Claremore, OK 74017
                    (Address of Principal Executive Offices)

                        2,080,750 Shares of Common Stock
                            (Full Title of the Plan)

                            M. Keith Ives, President
                           817 North J.M. Davis Blvd.
                               Claremore, OK 74017
                                 (918) 283-1226
                     (Name and Address of Agent for Service)
          (Telephone number, including area code, of Agent for Service)

                         Calculation of Registration Fee

                                  Proposed         Proposed
Title of                          maximum          maximum          Amount of
securities to    Amount to        offering price   aggregate        registration
be registered    be registered    per share        offering price   fee

Common           2,080,750        $0.35            $728,262.50      $192.26
Stock

The fee was calculated in accordance with Section 6 of the Securities Act of 1933 and General Rule 457 (c).

                                     PART I
                               REOFFER PROSPECTUS


                            IVES HEALTH COMPANY, INC.
                             2,080,750 COMMON SHARES

     Ives Health Company, Inc. ("Company") is an Oklahoma corporation engaged in developing and marketing innovative homeopathic medicines, weight loss formulas, natural remedies, and nutritional supplements. By reason of this Registration Statement, the 2,080,750 shares ("Shares") were issued to employees and others as compensation for services rendered in lieu of cash and are eligible for trading on the OTC Bulletin Board Trading Symbol: IVEH. The selling shareholders listed herein ("Selling Shareholders") may sell up to 2,080,750 Shares in the aggregate of common stock from time to time. These Selling Shareholders may sell their individual portion of the Shares (1) on the OTC Bulletin Board, (2) to a broker-dealer, including a market maker, who purchases shares for its own account, (3) in private transactions or (4) by gift. The Selling Shareholders may also pledge their Shares from time to time, and the lender may sell the Shares pledged upon foreclosure, after a default in any such loans in accordance with applicable law.

     The Shares being offered by the Selling Shareholders were issued in lieu of cash compensation for bona fide services rendered not in connection with a capital fund raising transaction or to make or maintain a market for Ives's common stock. All the proceeds from the sale of the Shares offered hereby are for the account of that Selling Shareholder. Ives will not receive any of such proceeds. Ives paid the cost of preparing and filing the Registration Statement, estimated at approximately $5,000.00. On August 22, 2000, the average between the bid and asked price of our common stock , as reported on the OTC Bulletin Board, was $0.435 per share.

     INVESTING IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. NO PERSON SHOULD INVEST WHO CANNOT LOOSE THE ENTIRE INVESTMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR AUTHORITY HAS APPROVED THE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS CORRECT, COMPLETE OR TRUTHFUL. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is August 25, 2000

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE VARIOUS ASSUMPTION, RISKS AND UNCERTAINTIES, NONE OF WHICH MAY OCCUR. THE ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY USE DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

                                  RISK FACTORS

THE SHARES BEING OFFERED HEREBY INVOLVE A VERY HIGH DEGREE OF RISK. INVESTORS SHOULD NOT INVEST IN THE SHARES UNLESS THE INVESTOR COULD LOSE THE ENTIRE INVESTMENT WITHOUT ADVERSELY AFFECTING THE INVESTOR'S LIFE STYLE. SOME OF THE RISKS INCLUDE THE FOLLOWING:

1. OTC MARKET. The market for the Company's common stock is very thin. No assurance is given that the market price will be above the price paid for the Shares in this Offering or that an active market will develop or continue to exist.

2.   INVESTMENT  RISK.  NO  INVESTOR  SHOULD  INVEST IN THE  SHARES  UNLESS  THE
     INVESTOR IS CAPABLE OF THE LOSS OF THE ENTIRE INVESTMENT. There is no assurance that an investor will receive any return upon the investment in the Shares or that the investor will even receive any of the money invested back.

3. PRICE OF THE SHARES. The price is determined by the OTC Bulletin Board and bears no relationship to the assets or value of the Company.

4. UNCERTAINTY OF FUNDING REQUIREMENTS. Ives' success depends upon success in funding Ives' business plan and effectively and efficiently utilizing the funds raised. There is no assurance that Ives will have sufficient funds to be successful or that the investor will ever receive the return of its investment or a profit.

5. NEED FOR ADDITIONAL FUNDS. Ives' business plan requires significant additional cash in order to continue in business and to become successful. There is no assurance that Ives will have or be able to obtain efficient funds to succeed.

6. NO DIVIDENDS. Ives has not paid dividend and does not intend to pay dividends in the near future.

7. PROFITABILITY. There is no assurance that Ives will ever be profitable or that the investor will receive back the original amount invested or any profit on that investment.

8. DEPENDENCE ON KEY PEOPLE. Ives' success depends upon a small group of management. Despite their business history and extensive experience in the business of Ives, there is no assurance that Ives will be successful. The loss of any key executive could have a materially adverse effect on the Company. None of the key employees is under contract to remain employed by the Company. There is no assurance that the Company will be able to hire and retain the key executives or other personnel needed to enable the Company to become profitable.

9. VOTING CONTROL. Management has voting control over the Board of Directors. Certain members of management have agreed to vote their shares in accordance with the his determination of M. Keith Ives, President and Founder, while he lives and is not disabled.

10. SOURCES OF SUPPLIES. The Company private labels its products, which are purchased from a small number of manufacturers. The loss of any source of supply will have a materially adverse effect on Ives' continuing ability to supply customers and to continue in business. There is no assurance that the Company will be able to purchase required inventory to meet its customer's needs or market demand.

11. DEPENDENCE ON MAJOR CUSTOMERS. The Company has major contracts with various national and regional pharmacies and grocery stores. Because of the potential volumes, the margins received from such sales is significantly below those margins which the Company may receive from smaller customers. The Company's growth is largely dependent upon its continued relationship with these major customers and the success of direct marketing its products. There is no assurance that the Company will continue to enjoy a successful relationship with these major customers.

12. LACK OF OPERATING CAPITAL. The Company has always operated without sufficient operating capital to successfully fund its current operations and its potential opportunities. There is no assurance that the Company will have sufficient operating capital to continue in operations at its current level of operations or at all.

13. DIRECT DISTRIBUTION. The Company is in the initial stage of establishing a direct distribution system for the distribution of its products directly to customers, thereby reducing its dependence upon large national and regional chains. The Company believes that the direct distribution has significant future opportunities, but the Company lacks the operating capital to commence such operations at this time. There are significant risks in structuring such marketing programs in compliance with applicable legal and regulatory requirements. There is no assurance that the Company will ever be able to capture the direct market or be profitable in that endeavor if it is launched.

14. COMPLIANCE WITH SECURITIES LAWS. The federal and state securities laws are quite complex and highly technical in the offer and sale of securities, the disclosure of material facts in connection with the offer and sale of its securities, and in the reports required to be filed by Companies that report under the Securities Exchange Act of 1934. Failure to comply could have a material adverse effect on the Company. Individual shareholders could be entitled to rescind their purchase and to receive damages in connection therewith. There is no assurance that the Company has complied with or will in the future comply will applicable securities or that even if the Company does, there will not be claims or assertions to the contrary which might have a material adverse effect on the Company. Failure to comply could have a material adverse effect on the Company.

15. SMALL BUSINESS RISKS. The Company is a small business that may not make a profit. All the general risks associated with a small business are faced by the Company. There is no assurance that the Company will be successful or profitable.

16. GOVERNMENT REGULATION. At the present time, the products sold by the Company can be purchased over the counter without having first obtained FDA or other governmental approval. The change in regulation could have a material adverse effect upon the Company.

17. PRODUCT WARRANTIES. The sale of products involves the possibility of product warranty claims. There are no such claims pending against the Company, but there is no assurance that such claims might not be made in the future and if made such claims and the resolution of disputes relating thereto could have a material adverse effect upon the Company.

18. OUTSTANDING CLAIMS. The Company is a party to customary disputes with respect to its business, including claims by certain shareholders seeking rescission of their purchase of shares from the Company. There is no assurance that such claims will be resolved or that the resolution of any such claims will not be unfavorable to the Company.

ITEM 1.  PLAN INFORMATION.

     (a) The Selling Shareholders ("Selling Shareholders") listed below hereby register 2,080,750 shares ("Shares") in the aggregate of the common stock of Ives Health Company, Inc. ("Ives"). Each share was issued at the fair market value on the date of issuance as determined by the Board of Directors in lien of cash remuneration for bona fide services rendered not in connection with a capital fund-raising transaction and not directly or indirectly to promote or maintain a market in the securities of Ives.

     (b) The following persons are registering shares of common stock of Ives Health Company, each of whom intends to offer and sell the number of shares listed below:

Name                         Address                       Shares Registered

Patrick Storms               15849 Sheffield Road                200,000
                             Siloam Springs, AR 72761

Dr. Jack Watkins             12979 Caminto Pointe Del Mar        400,000
                             Del Mar, CA 92014

Dr. William Elliot           Route 1, Box 156                    400,000
                             Tahlequah, OK 74464

Nasri N. Barakat             106 Summit Road                      42,000
                             Tahlequah, OK 74464

Jay Shrewder                 2216 E. 24th Street                 155,000
                             Tulsa, OK 74114

JoEtta Hughes*                                                    30,000

Perry Ives*                                                       30,000

Tony Fauver*                                                     240,000

Michael Harrison*                                                 60,000

Fred Oberloh                 106 12th Avenue N.E.                 23,750
                             Miami, OK 74354

Terry L. Phipps              4545 South Mingo                    400,000
                             Tulsa, OK 74146

Gilbert A. Harrison          10743 Brookview Lane                100,000
                             San Diego, CA 92131-1206

                                               TOTAL           2,080,750

-----------
* These persons are officers or key employees of the Company. Address is 817 North J.M. Davis Boulevard, Claremore, OK 74017

     (c) While other persons may agree to exchange services for common stock of Ives in the future, no such persons have been identified to date, and no other person has expressed a desire to do so.

     (d) There are no vesting periods or restrictions on the sale of the Shares, except as imposed by law. Each share was purchased at the then existing fair market value of $0.35 per share. No reports are anticipated to be given to the persons listed above, except reports that are provided to other shareholders with the Securities Exchange Act of 1934 or as required by applicable corporate and other law.

     (e) The Shares were issued in transactions exempt from registration. Consequently, the certificates bear a customary stock transfer legend, which may be removed upon the effective date of this Registration Statement, except in accordance with SEC Rule 144, which provides in part that no "affiliate" of Ives may offer or sell more than 1% of the issued an outstanding shares during any 90 day period. Affiliates are required to give notice to the SEC when their beneficial ownership in the stock of Ives changes and at other times and under other circumstances.

     (f) The Shares were purchased at the fair market value of the shares at the time of purchase. That price paid is the Selling Shareholder's tax basis in the Shares. There is no income tax due until after the shares are sold at a price in excess of the Selling Shareholder's tax basis, after deducting the Selling Shareholder's selling expenses. The income tax rate applicable to each Selling Shareholder at that person's individual tax rate, based upon the difference between the sale price and the Selling Shareholder's basis, less the costs attributed to the sale thereof. Maximum short-term capital gains rates currently are up to 39.6%, and the long-term capital gains rate is 20%, or 28% under certain circumstances.

     (g) The Shares belong to the Selling Shareholder until the Selling Shareholder sells the shares in his or her sole discretion.

     (h) There are no known events which could result in a forfeiture by or a penalty on any Selling Shareholder.

ITEM 2.  REGISTRANT INFORMATION.

     All documents filed by Ives with the SEC pursuant to the Securities Exchange Act of 1934 are incorporated herein by reference. Ives agrees to provide to each such person without charge all other documents incorporated herein by reference or otherwise required to be provided to them pursuant to SEC Rule 428 (b). These documents may be obtained from M. Keith Ives, President, Ives Health Company, Inc., 817 North J.M. Davis Boulevard, Claremore, OK 74017.

                                     PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     All documents subsequently filed by Ives pursuant to Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 prior to the filing of any post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated herein by reference for all purposes.

ITEM 4.  DESCRIPTION OF SECURITIES.

     The Shares offered hereby are common stock of Ives Health Company, Inc., par value $.001 per share. Each Share has one vote on all matters coming before the shareholders for action. There are no preemptive rights or cumulative voting for directors. Each Share participates equally with each other share on liquidation, after the payment of all outstanding liabilities.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     There are no experts having an interest in the Shares offered hereby, except that Frederick K. Slicker, special counsel to Ives, owns 78,190 Shares registered hereby and options to purchase an additional 39,095 shares not included herein exercisable for an exercise price of $.50 per share. These Shares and options were issued to Mr. Slicker for services rendered to Ives during the period from September, 1999 through April 30, 2000, in lieu of payment in cash for professional fees and expenses incurred on behalf of Ives.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The corporate charter, the bylaws and individual indemnification agreements with the directors and officers of Ives require Ives to indemnify each such person claims asserted, for fees and expenses incurred by, and for judgments rendered as a result of performing services for Ives, where such services were provided in good faith and where the indemnified person acted without knowing that the conduct was taken in good faith with no reason to believe that it was not permitted by law and discretionary indemnification in other circumstances not involving intentional misconduct.

ITEM 7.  EXEMPTION FROM REGISTRATION.

     The Shares issued above were issued in exchange for services rendered in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended.

ITEM 8.  EXHIBITS.

     The following exhibits were filed as part of the Registration Statement of which this Prospectus is a part:

(5) An opinion of Slicker & Alberty, P.C., special counsel as to the legality of the securities being registered

(15) Letter from Henderson Sutton & Co. , P.C. regarding audited financial information included in documents incorporated by reference

(23) Consent of Henderson Sutton & Co. , P.C.

ITEM 9.  UNDERTAKINGS.

     The registrant hereby covenants and undertakes, pursuant to SEC Rule 512, to:

     (a)  Rule 415 offering.

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement; and

          (i) Include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933; and

          (ii) Reflect in the prospectus any facts or events arising after the effective date which individually or in the aggregate represent a fundamental change in the information set forth in the Registration Statement; and

          (iii)Include  any  material  information  with  respect to the plan of
               distribution   not  previously   disclosed  in  the  Registration
               Statement; and

          (iv) That for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registrations statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (5) Remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

          (6)  Not applicable since the registrant is not a foreign issuer.

     (b)  Rule 512 (b)

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13 (a) or section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15 (d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  Rule 512 (h)

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question where such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Claremore, State of Oklahoma, on August, __25___, 2000.

                                    Ives Health Company, Inc.


                                    By  /s/ M. Keith Ives
                                    ---------------------
                                    M. Keith Ives, President



                                    By /s/ Michael D. Harrison
                                    --------------------------
                                    Michael D. Harrison, Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the date indicated:

     Director                                          Date
     --------                                          ----

     /s/ M. Keith Ives                                   August 25, 2000
     ------------------------------------
     M. Keith Ives, Director

     /s/ Michael D. Harrison                             August 25, 2000
     ------------------------------------
     Michael D. Harrison,  Director

     /s/ JoEtta Hughes                                   August 25, 2000
     ------------------------------------
     JoEtta Hughes, Director

     /s/ Perry Ives                                      August 25, 2000
     ------------------------------------
     Perry Ives, Director